Pricing Supplement No. 22 Dated June 14, 2001
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)

                                                         Rule 424 (b)(3)
                                                    Registration Statement
                                                           333-91953


                               U.S.$12,000,000,000

                            Ford Motor Credit Company

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Credit has designated $160,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. The Notes are being sold directly by Ford Credit at 100% of their principal amount. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes. The Notes are a new issue of securities with no established trading market. Ford Credit does not intend to make a market in the Notes. No assurance can be given as to the liquidity of the trading market for any of the Notes.

         Issue Date:                                  June 21, 2001

         Maturity Date:                               June 21, 2004

         Initial Principal Amount:                    $160,000,000

         Interest Rate Basis:                         LIBOR Telerate having an
                                                      Index Maturity of three
                                                      months plus 62 basis
                                                      points (0.62%)

         Interest Reset Dates:                        On the Issue Date and
                                                      thereafter quarterly on
                                                      the 21st day of each
                                                      March, June, September and
                                                      December, until the Notes
                                                      are paid in full,
                                                      beginning September 21,
                                                      2001

         Interest Payment Dates:                      Quarterly on the 21st day
                                                      of each March, June,
                                                      September and December,
                                                      beginning September 21,
                                                      2001, and at Maturity

         CUSIP No.:                                   345402 5L1

         Interest Determination Date:                 Two London banking days
                                                      prior to each Interest
                                                      Reset Date

         Reference Agent:                             The Chase Manhattan Bank